Exhibit 23.3

September 12, 2007

Board of Directors

Profile Bank, FSB

45 Wakefield Street

Rochester, New Hampshire 03867

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form MHC-1 and the Form MHC-2, and any amendments thereto, for Profile Bank, FSB, Rochester, New Hampshire. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Profile Bancorp, Inc.

RP Financial, LC.